Execution Version

Exhibit 10.5

Employment Agreement

This Employment Agreement (the “Agreement”), entered into on November 16, 2006, with employment effective as of November 20, 2006 (the “Effective Date”), is made by and between Mike Jackson (the “Executive”) and Verso Paper Holdings, LLC (together with any of its subsidiaries and affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.	The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions

(a)	“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

(b)	“Agreement” shall have the meaning set forth in the preamble hereto.

(c)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d)	“Annual Bonus” shall have the meaning set forth in Section 3(b).

(e)	“Board” shall mean the Board of Directors of the Company.

(f)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	the Executive’s commission of a felony crime or a crime of moral turpitude;

(ii)	the Executive’s willful commission of a material act of dishonesty involving the Company or any of its Affiliates;

(iii)	the Executive’s material breach of his obligations under any agreement entered into between him and the Company or any of its Affiliates;

(iv)	the Executive’s willful failure to perform his material duties;

(v)	the Executive’s material breach of the Company’s policies or procedures; or

(vi)	any other willful misconduct by the Executive which causes material harm to the Company or any of its Affiliates or their business reputations, including harm due to any adverse publicity;

provided, however, that none of the events described in the foregoing clauses (iii), (iv), (v) or (vi) shall constitute Cause unless the Company has notified the Executive in writing describing the events which constitute Cause, and then only if the Executive fails to cure such events within thirty (30) days after receipt of such written notice; provided, further, that, in the event that any such event is not curable, no notice period shall be required.

(g)	“Class A Unit” shall have the meaning set forth in the Verso Paper Management LP Agreement.

(h)	“Class B Unit” shall have the meaning set forth in the Verso Paper Management LP Agreement.

(i)	“Class C Unit” shall have the meaning set forth in the Verso Paper Management LP Agreement.

(j)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)	“Company” shall, except as otherwise provided in Sections 6 and 7, have the meaning set forth in the preamble hereto.

(l)	“Compensation Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.

(m)	“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; or (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) - (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(n)	A “Disability” shall have occurred when the Executive has been unable to perform his duties because of physical or mental incapacity for a period of at least one hundred eighty (180) consecutive days as determined by a medical doctor mutually agreed upon by the parties hereto.

(o)	“Effective Date” shall have the meaning set forth in the preamble hereto.

(p)	“Executive” shall have the meaning set forth in the preamble hereto.

(q)	“Extension Term” shall have the meaning set forth in Section 2(b).

(r)	The Executive shall have “Good Reason” to resign from his employment in the event that any of the following actions are taken by the Company or any of its subsidiaries without his consent:

(i)	a reduction in the Executive’s Annual Base Salary or Target Bonus opportunity;

(ii)	a reduction or adverse change in the Executive’s title, duties, responsibilities or reporting relationship to the Board; provided that the Company’s appointment and/or election of a non-executive chairman shall not constitute Good Reason;

(iii)	a material breach by the Company of this Agreement; or

(iv)	a material breach by the Company or any applicable Affiliate of the Company of its obligations under any material agreement entered into between the Executive and the Company or such Affiliate;

provided, however, that none of the events described in the foregoing clauses (i), (ii), (iii) or (iv) shall constitute Good Reason unless the Executive has notified the Company in writing describing the events which constitute Good Reason and then only if the Company fails to cure such events within thirty (30) days after the Company’s receipt of such written notice;

(s)	“Initial Term” shall have the meaning set forth in Section 2(b).

(t)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(u)	“Partnership” shall mean Verso Paper Management, L.P.

(v)	“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(w)	“Proprietary Information” shall have the meaning set forth in Section 7(a)

(x)	“Restricted Period” shall have the meaning set forth in Section 6(a).

(y)	“Severance Period” shall have the meaning set forth in Section 5(b)(i).

(z)	“Target Bonus” shall have the meaning set forth in Section 3(b).

(aa)	“Term” shall have the meaning set forth in Section 2(b).

(bb)	“Unit” shall have the meaning set forth in the Verso Paper Management LP Agreement.

(cc)	“Verso Paper Management LP Agreement” shall mean that certain Limited partnership Agreement of Verso Paper Management LP, dated as of November 1, 2006, as it may be amended from time to time.

2. Employment

(a)	In General. The Company shall employ the Executive, and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)

Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary thereof, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one (1) year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension to the other no later than ninety (90) days prior to the expiration of the then-applicable Term.

(c)	Position and Duties.

(i)	During the Term, the Executive shall serve as Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position. Such duties, responsibilities and authority may include services for one or more Affiliates of the Company. The Executive shall report to the Board. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

(ii)	As of the Effective Date, the Executive shall be appointed or elected to the Board and, to the extent that the Executive’s term as a member of the Board expires at any time during the Term, the Executive shall be nominated for re-election to the Board.

(iii)	The principal place of the Executive’s employment shall be the Company’s corporate headquarters (which is currently located in Memphis, Tennessee).

3. Compensation and Related Matters

(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $400,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Board in its sole discretion (the “Annual Base Salary”).

(b)	Annual Bonus. With respect to each calendar year that ends during the Term, commencing with calendar year 2007, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus equal to one hundred percent (100%) of the Annual Base Salary (the “Target Bonus”), based upon the attainment of quantitative and qualitative annual performance targets established by the Board in consultation with the Executive. Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Proposed Department of Treasury Regulations (or any successor thereto). Notwithstanding the foregoing, no Annual Bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on December 31 of such year.

(c)	Benefits. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect, in accordance with their terms including, without limitation, pension benefits and medical and welfare benefits.

(d)	Vacation. During the Term, the Executive shall be entitled to five (5) weeks paid vacation per annum, in accordance with the Company’s vacation policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(e)	Expenses

(i)	Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures

(ii)	Relocation Expenses. The Company shall reimburse the Executive for all reasonable, documented, out-of-pocket expenses incurred by the Executive in connection with the Executive’s relocation to Memphis, Tennessee, including expenses relating to: (A) the early termination of the lease in respect of his existing residence, (B) the cost of temporary housing in Memphis, Tennessee, and (C) the cost of locating and executing a lease in respect of a new residence in Memphis, Tennessee. In addition, upon the Executive’s relocation to Memphis, Tennessee, the Company shall pay to the Executive an additional lump sum amount equal to $10,000.

(iii)	Legal Expenses. The Company shall pay all reasonable attorneys’ fees and expenses incurred by the Executive in connection with the negotiation of this Agreement and other related agreements, up to a maximum of $25,000.

(iv)	COBRA. In the event that the Executive is not eligible to commence coverage under the Company’s medical benefit plans as of the Effective Date, the Company shall reimburse the Executive for any premiums paid by him in respect of his COBRA continuation coverage from the Effective Date through the date on which the Executive becomes eligible for coverage under the Company’s medical benefit plans.

(f)	Sign-on Award. As of the Effective Date, the Executive shall be awarded 2,000 Class A Units, 1,667 Class B Units, and 3,334 Class C Units. The terms and conditions of such Units shall be governed by the Verso Paper Management LP Agreement.

(i)	The Executive has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the award under this Section 3(f). The Executive is relying solely on such advisors and not on any statements of the Company or any of its agents. Except as provided below, the Executive understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of the award under this Section 3(f). The Executive understands that it may be beneficial in certain circumstances to elect to be taxed as of the date that ownership of the Units is transferred to him, rather than when the applicable restrictions on the Units lapse, by filing an election under Section 83(b) of the Code, with the Internal Revenue Service within 30 days following the date that ownership of the Units is transferred to him. THE EXECUTIVE ACKNOWLEDGES THAT IT IS HIS RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF HE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF. The Executive acknowledges that nothing in this Agreement constitutes tax advice;

(ii)	The Executive acknowledges and agrees that the Company shall have the authority and the right to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Executive’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning the Executive arising as a result of the award under this Section 3(f).

4. Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation for Good Reason. The Executive may resign from his employment for Good Reason.

(vi)	Resignation without Good Reason. The Executive may resign from his employment without Good Reason upon not less than sixty (60) days advance written notice to the Board.

(b)

Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto: (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive (or, in the case of a termination described in Section 4(a)(ii), by the Company), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

5. Company Obligations upon Termination of Employment

(a)	In General. Upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any amount of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(e), (iii) any accrued vacation pay owed to the Executive pursuant to Section 3(d), and (iv) any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(e), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements including, where applicable, any death and disability benefits. Any Annual Bonus earned for any calendar year completed prior to the Date of Termination, but unpaid prior to such date, shall be paid within sixty (60) days following the date such Annual Bonus is determined by the Board, but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Proposed Department of Treasury Regulations (or any successor thereto).

(b)	Termination without Cause or resignation for Good Reason. If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv), or for Good Reason pursuant to Section 4(a)(v), the Company shall, subject to the Executive’s execution of a general waiver and release of claims agreement in the Company’s customary form, in addition to the payments and benefits under Section 5(a):

(i)	continue to pay the Annual Base Salary, in accordance with the Company’s customary payroll practices, during the period (the “Severance Period”) beginning on the Date of Termination and ending on the earlier to occur of: (A) the eighteen (18) month anniversary of the Date of Termination, or (B) the first date that the Executive violates any covenant contained in Section 6 or 7; and

(ii)	pay the Executive an amount equal to the product of (A) the amount, if any, of the Annual Bonus payable with respect to the calendar year immediately preceding the calendar year in which the Date of Termination occurs, and (B) 1.5, payable in equal installments during the Severance Period, in accordance with the Company’s customary payroll practices;

provided that, notwithstanding the foregoing, the Executive and the Company acknowledge and agree that, to the extent that any payment or benefit provided under this Section 5(b) would be subject to additional taxation under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required by this Section 5(b), then such payment or benefit shall be delayed until the earliest date on which payment thereof would not constitute a deferral of compensation subject to Section 409A of the Code (and to the extent permissible any such payment or benefit shall be modified to comply with or be exempt from Section 409A of the Code).

(c)	Termination due to Death. If the Executive’s employment shall terminate due to the Executive’s death, the Company shall provide the Executive’s estate a lump sum payment equal to the Annual Base Salary.

(d)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

6. Non-Competition; Non-Solicitation

(a)	The Executive shall not, at any time during the Term or during the eighteen (18) month period following the Date of Termination (the “Restricted Period”):

(i)	directly or indirectly engage in, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity which competes with any of the businesses of the Company or any entity owned by the Company. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business;

(ii)	directly or indirectly solicit, on his own behalf or on behalf of any other Person or entity, the services of any individual who is (or, at any time during the previous year, was) an employee, independent contractor or director of the Company (other than an individual who was within the previous year his personal assistant or secretary), or solicit any of the Company’s then employees, independent contractors or directors to terminate services with the Company; or

(iii)	directly or indirectly, on his own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose deemed competitive with the business of the Company.

(b)	In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c)	As used in this Section 6, the term “Company” shall include the Company, Verso Paper Investments, L.P., and any direct or indirect subsidiaries thereof or any successors thereto.

(d)	The provisions contained in Section 6(a) may be altered and/or waived with the prior written consent of the Board or the Compensation Committee.

7. Nondisclosure of Proprietary Information

(a)

Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use, for his benefit or the benefit of any Person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, firm, corporation or other entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use, for his benefit or the benefit of any person, firm, corporation or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(d)	The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time; provided, that, the Executive may confer in confidence with his legal representatives and make truthful statements as required by law. The Company agrees to instruct the members of the Board and the executive officers of the Company not to disparage the Executive, either orally or in writing, at any time; provided, that, the Company may confer in confidence with its legal representatives and make truthful statements as required by law.

(e)	As used in this Section 7, the term “Company” shall include the Company, Verso Paper Investments, L.P., and any direct or indirect subsidiaries thereof or any successors thereto.

8. Injunctive Relief. The Executive recognizes and acknowledges that a breach of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9. Section 409A of the Code. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

10. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)	If to the Company:

Verso Paper Holdings, LLC

9 West 57th Street

New York, New York 10019

Fax.: (212) 515-3288

Attn: Scott Kleinman

and a copy to:

Latham & Watkins, LLP

885 Third Avenue

New York, New York 10022-4802

Fax: (212) 751-4864

Attn: Bradd L. Williamson

(b)	If to the Executive, at the address set forth on the signature page hereto.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6 and 7 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, (x) if the Executive prevails in such action, the Company shall be required to pay the reasonable attorney’s fees and expenses of the Executive and (y) if the Company prevails in such action or if, in the opinion of the arbitrator deciding such action, there is no prevailing party, each party shall pay his or its own attorney’s fees and expenses.

20. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22. Employee Acknowledgement. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Scott Kleinman
Name: Scott Kleinman Title: President

EXECUTIVE

By:	/s/ Mike Jackson
Mike Jackson Residence Address: 10016 86th Avenue NE Gig Harbor, WA 98332

[Signature Page to Employment Agreement for Mike Jackson]